Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Results for the

Third Quarter of Fiscal 2003

Merix will conduct a conference call and live webcast on March 25, 2003 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. An on-line replay will be available on this site until April 8, 2003. A phone replay will be available until approximately 12:00 a.m. PT on March 30, 2003 by calling (719) 457-0820, access code 396704.

FOREST GROVE, OR, March 25, 2003—Merix Corporation (NASDAQ:MERX) today reported results for its third quarter ended March 1, 2003. Sales for the quarter were $22.1 million, compared to $18.5 million reported for the third quarter of fiscal 2002. The Company reported a net loss this quarter of $4.9 million or $0.33 per share, compared to a net loss of $3.8 million or $0.26 per share for the same period last year. A pre-tax charge of $2.0 million, or $0.08 per share after tax, for restructuring and related activities negatively impacted results in the third quarter of fiscal 2003. Excluding this charge, the net loss for the third quarter was $3.6 million or $0.25 per share.

Gross margin improved to a negative 8.6% in the third quarter of fiscal 2003 from a negative 12.2% in the same quarter last year. The improvement resulted from higher capacity utilization and cost reduction activities, partially offset by lower average pricing compared to the year ago quarter. The Company’s balance sheet remains strong with excellent liquidity. At the end of the third quarter, cash and investments were $45.3 million and debt to total capitalization was 17%.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “Business conditions remained weak in the electronics industry and as we discussed during our mid-quarter update call on January 30, 2003, demand from the communications infrastructure market was soft this quarter compared to the first half of our fiscal year. However, new customer activity remains high with 12 new customers added during the quarter. Also, our quick-turn business remained strong at 25% of sales.”

To better align the Company’s operations with market demand, Merix announced a plan for restructuring and related activities in December 2002. The plan consisted of a voluntary layoff of about 50 people and consolidation of Forest Grove production facilities. The consolidation was essentially completed during the holiday shutdown and the layoff was completed during the third quarter. In addition to the $2.0 million recorded in the third quarter for severance, asset impairment and relocation costs, a charge of approximately $140 thousand will be recorded in the fourth quarter in connection with the completion of actions related to the restructuring plan. Hollinger stated, “The relocation and integration of various operations from our satellite facility to our main plant in Forest Grove improved product flow and increased employee productivity. While we will realize a full quarter pre-tax savings of about $600 thousand beginning in our fourth quarter, we did realize a savings in our third quarter of approximately two-thirds of that amount due to the timing of the restructuring actions.”

For the fourth quarter of fiscal year 2003, Merix currently anticipates that sales will be approximately flat compared to the third quarter, with a net loss between $0.24 and $0.26 per share, including the remaining restructuring costs of approximately $140 thousand.

Hollinger concluded, “We are dedicated to improving our operational efficiency and advancing our technology to meet the needs of our customers. We have the resolve and financial strength to execute our longer-term strategies, increase our market share, and position the Company for future growth opportunities. These actions are creating the foundation for our future success.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including costs of, and savings from, restructuring actions and estimates of sales and earnings, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the continued effects on operating results of the slow-down in the general economy and the electronics and printed circuit board industries; the related excess capacity in the printed circuit board industry and the ability to effectively utilize our assets; pricing and other competitive pressures in the industry from domestic and global competitors; the impact of armed conflict; the ability of emerging growth company customers to secure capital; customer order levels, product mix and inventory build-up; levels of quick-turn sales; lower than expected or delayed sales; our ability to reduce costs, including those associated with our restructuring plan; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002. Merix Corporation does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATION

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	March 1,	Feb. 23,	March 1,	Feb. 23,
	2003	2002	2003	2002
Net sales	$22,056	$18,515	$72,030	$64,978
Cost of sales	23,945	20,775	72,933	64,560

Gross profit (loss)	(1,889)	(2,260)	(903)	418

Engineering	1,458	1,373	4,655	4,079
Selling, general and administrative	2,673	2,734	8,707	8,312
Restructuring and related activities	2,006	—	2,006	—

Total operating expense	6,137	4,107	15,368	12,391

Operating loss	(8,026)	(6,367)	(16,271)	(11,973)
Interest and other income (expense), net	(383)	79	(1,042)	1,138

Loss before taxes	(8,409)	(6,288)	(17,313)	(10,835)
Income tax benefit	(3,556)	(2,515)	(7,515)	(4,909)

Net loss	$(4,853)	$(3,773)	$(9,798)	$(5,926)

Net loss per diluted share	$(0.33)	$(0.26)	$(0.68)	$(0.42)

Shares used in per share calculations	14,547	14,243	14,488	13,980

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	March 1,	May 25,
	2003	2002
	(unaudited)
Assets
Cash and short-term investments	$45,271	$51,930
Accounts receivable, net	13,562	10,808
Inventories	4,961	5,007
Income tax receivable	11	1,693
Deferred income taxes	1,244	1,574
Other current assets	1,788	1,036

Total current assets	66,837	72,048

Property, plant and equipment, net	79,383	83,647
Deferred income taxes	12,856	5,392
Other assets	1,027	115

Total assets	$160,103	$161,202

Liabilities and Shareholders’ Equity
Accounts payable	$6,477	$6,468
Accrued compensation	2,227	2,428
Accrued warranty	892	1,310
Other accrued liabilities	1,062	2,197

Total current liabilities	10,658	12,403

Long-term debt	25,000	16,000

Total liabilities	35,658	28,403

Shareholders’ equity	124,445	132,799

Total liabilities and shareholders’ equity	$160,103	$161,202

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except EPS)

	Q3 02		Q2 03		Q3 03
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$18,515	100.0%	$25,856	100.0%	$22,056
Cost of Sales	112.2%	20,775	97.7%	25,272	108.6%	23,945
Gross Profit (Loss)	-12.2%	(2,260)	2.3%	584	-8.6%	(1,889)
Engineering Expense	7.4%	1,373	6.2%	1,611	6.6%	1,458
Selling, General & Administrative Expense	14.8%	2,734	11.6%	3,007	12.1%	2,673
Restructuring and Related Activities	—	—	—	—	9.1%	2,006
Total Operating Expense	22.2%	4,107	17.9%	4,618	27.8%	6,137
Operating Income (Loss)	-34.4%	(6,367)	-15.6%	(4,034)	-36.4%	(8,026)
Interest and Other Income (Expense), net	0.4%	79	-0.6%	(160)	-1.7%	(383)
Pretax Income (Loss)	-34.0%	(6,288)	-16.2%	(4,194)	-38.1%	(8,409)
Net Income (Loss)	-20.4%	(3,773)	-8.2%	(2,119)	-22.0%	(4,853)
Effective Tax Rate		40.0%		49.5%		42.3%
Shares for EPS		14,243		14,481		14,547
Earnings (Loss) Per Share		$(0.26)		$(0.15)		$(0.33)
Earnings (Loss) Per Share before
Restructuring and Related Activities		$(0.26)		$(0.15)		$(0.25)

SALES BY END MARKETS (% of Sales)
Communications	82%	$15,235	73%	$18,886	73%	$16,209
High-end Computing & Storage	10%	1,892	14%	3,736	15%	3,315
Test & Measurement	5%	906	8%	1,957	8%	1,766
Other	3%	482	5%	1,277	4%	766

KEY FINANCIAL RATIOS
Cash from Operations		$(161)		$(2,403)		$(5,200)
Inventory Turns—Annualized		21		17		18
Receivable Days		47		48		50
Debt to Total Capital		0.13		0.16		0.17

OTHER
Capital Expenditures		$3,441		$2,023		$842
Depreciation and Amortization (% of sales)	14.4%	$2,665	10.4%	$2,694	12.0%	$2,652